     As filed with the Securities and Exchange Commission on June 16, 2003
                                             Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          _____________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         American Italian Pasta Company
                          _____________________________

                          (Exact name of registrant as
                           specified in its charter)

         Delaware                                          84-1032638
(State or other jurisdiction                             (I.R.S. Employer
    of incorporation or                                Identification Number)
      organization)

                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                 (816) 584-5000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               Timothy S. Webster
                      President and Chief Executive Officer
                         American Italian Pasta Company
                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116
                                 (816) 584-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:
                               James M. Ash, Esq.
                       Blackwell Sanders Peper Martin LLP
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                                 (816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
investment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering. |  |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.|  |

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  |  |

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------ ------------------ ------------------- ------------------ ------------------
                                                                     Proposed maximum   Proposed maximum
    Title of each class of securities to be        Amount to be       offering price        aggregate          Amount of
                  registered                        registered           per share       offering price    registration fee
------------------------------------------------ ------------------ ------------------- ------------------ ------------------
Class A Convertible Common Stock, par value       100,000 shares         $42.28(1)        $4,228,000(1)          $350
$.001 per share
------------------------------------------------ ------------------ ------------------- ------------------ ------------------

(1)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price per share is based on the average of the high and low prices of the Registrant's Class A Convertible
         Common Stock as listed on the New York Stock Exchange on June 13,
         2003.

------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                                 100,000 shares

                         AMERICAN ITALIAN PASTA COMPANY

                        CLASS A CONVERTIBLE COMMON STOCK

                           (par value $.001 per share)

                          ----------------------------

         This prospectus relates to 100,000 shares of our Class A Convertible
Common Stock, par value $.001 per share. The shares may be offered by Mrs.
Leeper's, Inc., the "selling stockholder," from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We originally issued the shares to the selling stockholder when we acquired certain assets of the selling stockholder used in the manufacture, marketing and sale of certain brands of pasta pursuant to an Asset Purchase Agreement dated as of February 27, 2003.

                          ----------------------------

         We will not receive any of the proceeds from the sale of the shares;
all proceeds will go to the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                          ----------------------------

          Our common stock is listed on the New York Stock Exchange under the symbol "PLB." On June 13, 2003, the closing price of our common stock on the
New York Stock Exchange was $42.02 a share.

                          ----------------------------

         Holders of our common stock are entitled to one vote for each share of common stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of common stock are not entitled to cumulative voting and shares have no preemptive or other subscription rights.

                          ----------------------------

         Investing in our common stock involves risks. See "Risk Factors"
beginning on page 5.

                          ----------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 June 16, 2003

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                             ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information different from that which is contained in this prospectus. The selling stockholder is offering to sell shares of our common stock and is seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         In this prospectus, "we," "us," "AIPC" or the "Company" refers to
American Italian Pasta Company, together with its predecessors and subsidiaries, unless the context requires otherwise.

                         AMERICAN ITALIAN PASTA COMPANY

         American Italian Pasta Company is the largest producer and one of the fastest-growing marketers of dry pasta in North America. We commenced operations in 1988 with the North American introduction of new, highly-efficient durum wheat milling and pasta production technology. We believe that our singular focus on pasta, vertically-integrated facilities, continued technological improvements and development of a highly-skilled workforce enable us to produce high-quality pasta at costs below those of many of our competitors. We believe that the combination of our cost structure, the age of competitive production capacity and our key customer relationships create significant opportunities for continued growth. During the fiscal year ended September 27, 2002, we had revenue of $380.8 million and net income of $41.3 million.

         We produce more than 175 dry pasta shapes in vertically-integrated milling, production and distribution facilities, strategically located in
Excelsior Springs, Missouri, Columbia, South Carolina, Kenosha, Wisconsin,
Tolleson, Arizona, and Verolanuova, Italy. The construction of the Missouri plant in 1988 represented the first use in North America of a vertically-integrated, high-capacity pasta plant using Italian milling and pasta production technology. We believe that this plant continues to be among the most efficient and highly-automated pasta facilities in North America. The South
Carolina plant, which commenced operations in 1995, produces only pasta shapes conducive to high-volume production and employs a highly-skilled, self-managed work force. We believe that the South Carolina plant is the most efficient retail pasta facility in North America in terms of productivity and conversion cost per pound. The Wisconsin plant, which commenced operations in 1999, produces industrial pasta for the ingredient business segment. We believe the
Wisconsin plant is the only pasta production facility in North America which is singularly focused on serving the rapidly growing ingredient pasta segment. We also believe the Kenosha plant is the most efficient ingredient pasta plant in
North America in terms of productivity and conversion cost per pound. The Italy plant, which commenced operations in 2001, serves private label, foodservice, and ingredient markets in continental Europe and the United States. The Arizona plant, which commenced operations in fiscal 2003, serves both retail and institutional customers, and is strategically located to serve western U.S.
markets.

         The Company is incorporated in Delaware, our executive offices are located at 4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri 64116, and
our telephone number is (816)

584-5000. Our web site is located at http://www.aipc.com. Information contained in our web site is not a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this document and in the documents we incorporate by reference based on our management's beliefs and assumptions and on information currently available to our management.
Forward-looking statements include information concerning our possible or expected future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and usually can be identified by the use of forward-looking terms such as the words "believes," "expects," "anticipates," "intends,"
"plans," "estimates" or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

         You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements.
This prospectus identifies the material factors, including, but not limited to, those identified in the section, "Risk Factors," that we believe could cause our actual results to differ. However, the results referred to in these forward-looking statements could also be adversely affected by other factors that are not discussed in this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment in our common stock. The risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be materially harmed. In such an event, our common stock could decline, and you may lose all or part of your investment.

Our business is dependent on several major customers.

         Historically, a limited number of customers have accounted for a substantial portion of our revenues. During fiscal 2002, 2001 and 2000, Sysco accounted for approximately 11%, 13% and 15% of our revenues, respectively, and
Wal-Mart, Inc. (including Sam's Wholesale Club) accounted for approximately 13%,
12% and 15% of our revenues, respectively, over the same periods. We expect that we will continue to rely on a limited number of major customers for a substantial portion of our revenues in the future.

         We have a mutually exclusive supply contract with Sysco (the "Sysco
Agreement") that is currently set to expire later this year. The Sysco Agreement may be terminated by Sysco upon certain events, including a substantial casualty to or condemnation of our Missouri plant. Under the Sysco Agreement, we are restricted from supplying pasta products to foodservice businesses other than
Sysco without Sysco's consent. We are currently in negotiations to extend our relationship with Sysco beyond the expiration date of the Sysco Agreement. If we are not able to successfully continue our relationship with Sysco, our business would be materially and adversely affected.

         We do not have supply contracts with a substantial number of our customers, including Wal-Mart and Sam's Wholesale Club. We depend on our customers to sell our products and to assist us in promoting customer acceptance of, and creating demand for, our products. If our relationship with one or more of our major customers changes or ends, our sales could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

The market for pasta products is highly competitive, and we face competition from many established domestic and foreign producers. We may not be able to compete effectively with these producers.

         The markets in which we operate are highly competitive. We compete against numerous well-established national, regional, local and foreign companies in the procurement of raw materials, the development of new pasta products and product lines, the improvement and expansion of previously introduced pasta products and product lines and the production, marketing and distribution of pasta products. Competition for pasta products is based primarily on product quality and taste, pricing, packaging, and customer service capabilities. Our ability to be an effective competitor will depend on our ability to compete on the basis of these characteristics. We believe that we currently compete favorably with respect to these factors.

However, we cannot assure you that we will continue to be able to do so in the future. Some of our competitors have longer operating histories, significantly greater brand recognition and greater production capacity and financial and other resources than we do. Our direct competitors include large multi-national companies such as New World Pasta LLC and Barilla (an Italian-owned company with manufacturing facilities in the U.S.), regional U.S. producers such as Dakota
Growers Pasta Company, Philadelphia Macaroni Co. Inc. and A. Zerega's Sons,
Inc., each an independent producer. We also compete against food processors such as Kraft Foods, General Mills, Inc., ConAgra, Campbell Soup Company and
Stouffers Corp., that produce pasta internally as an ingredient for use in food products. We also compete with Italian producers such as De Cecco. We cannot assure you that our customers will continue to buy our products or that we will be able to compete effectively with all of these competitors.

         In 2001 we commenced operations in Italy to produce pasta to sell in the U.S., the United Kingdom and continental Europe. Competition in these international markets is also intense and comes primarily from major Italian pasta companies such as De Cecco and Barilla, and from several small, locally recognized producers. We have significantly more experience in U.S. markets than in European markets and there is no assurance we will be able to achieve a significant presence in those markets.

If aggregate production capacity in the U.S. pasta industry increases, we may have to adopt a more aggressive pricing strategy, which would negatively affect our results of operation.

         Our competitive environment depends on the relationship between aggregate industry production capacity and aggregate market demand for pasta products. Increases in production capacity above market demand could have a material adverse effect on our business, financial condition and results of operations. Over the past three years, our new plant in Arizona is the only new pasta manufacturing facility completed in the U.S. and several smaller facilities have been closed, resulting in a net contraction of North American pasta production. However, if pasta production capacity were to expand in the future as a result of, for example, a new competitor entering the market or an existing competitor adding additional manufacturing capacity, it may increase competition and supply of products which could lead to more aggressive pricing strategies, potentially causing pressure on profit margins or reduced market shares with a material adverse effect on our business, financial condition and results of operations.

If existing anti-dumping measures imposed against certain foreign imports terminate, we will face increased competition from foreign companies that are subsidized by their governments and could sell their products at significantly lower prices than us, which could negatively affect our profit margins or market shares.

         Domestic pasta prices are also influenced by competition from foreign pasta producers and, as such, by the trade policies of both the U.S. government and foreign governments. Several foreign producers, based principally in Italy and Turkey, have aggressively targeted the U.S. pasta market in recent years. In
1996, a U.S. Department of Commerce ("Commerce") investigation revealed that several Italian and Turkish producers were engaging in unfair trade practices by selling pasta at less than fair value in the U.S. markets and benefiting from subsidies from their respective governments. Effective July 1996, Commerce imposed anti-dumping and

countervailing duties on Italian and Turkish imports (the "Anti-dumping Order").
The Anti-dumping Order was extended for five years through 2006. While such duties may enable us and our domestic competitors to compete more favorably against Italian and Turkish producers in the U.S. pasta market, there can be no assurance that these duties will be maintained for any length of time, or that these or other foreign producers will not sell competing products in the United
States at prices lower than ours. During fiscal 2002 and 2003, we received payments from the U.S. government under the Anti-dumping Order in an aggregate amount of approximately $7.6 million and $2.4 million, respectively. We cannot assure you that we will continue to receive such payments in the future.
Furthermore, bulk imported pasta and pasta produced in the U.S. by foreign firms are generally not subject to anti-dumping and countervailing duties. If foreign pasta producers enter the U.S. market by establishing production facilities in the United States, this would further increase competition in the U.S. pasta market. If we are unable to compete effectively with these competitors, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulty in managing our growth.

         We have experienced rapid growth and we expect to continue significant growth in the future. Successful management of any such future growth will require us to continue to invest in and enhance our operational, financial and management information resources and systems, accurately forecast and meet sales demand, accurately forecast retail sales, control overhead and attract, train, motivate and manage our employees effectively. There can be no assurance that we will continue to grow or that we will be effective in managing our future growth. Any failure to effectively manage growth could be detrimental to our goals of increasing revenues and market share and could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to sustain our historical growth rate.

         We have grown our revenues and unit volumes rapidly over the last several years. This growth has come primarily from gaining market share at the expense of our competitors and expansion through acquisitions. There can be no assurance that we will be able to continue to grow our business at the rates we have experienced in the past.

The purchase of the Mueller's(R) pasta brand, the Golden Grain/Mission pasta brand and the seven brands acquired from Borden Foods has moved us into the branded retail pasta business where we have relatively limited experience.

         Our purchase of the Mueller's(R) pasta brand in November of 2000, several pasta brands from Borden in July of 2001, the Golden Grain/Mission pasta brand in 2002 and other smaller acquisitions in 2002 and 2003 significantly increased our investments in the branded retail market, a market in which we had relatively little direct experience prior to the acquisitions. Retail pasta sales are subject to intense competition, changes in consumer preferences, the effects of changing prices for raw materials and local economic conditions. The success of our branded business will be dependent upon our ability to manage the brands successfully (including implementing effective marketing and trade promotion programs), to anticipate and respond to new consumer trends and to maintain key customer relationships in order to compete effectively with lower priced products in a consolidating environment. Because we have limited experience in this market, we cannot assure you that we will be able to successfully manage the branded retail pasta business we acquired. If we are unable to effectively manage this business, it could have a material adverse effect on our business, financial condition and results of operations. In addition, as a result of these acquisitions, we are now marketing our own brands of pasta and therefore, in some cases, competing with our customers' private label brand manufactured by us. This competition may have an adverse effect on our relationships with these customers.

Our business is completely dependent upon dry pasta as our only product line.

         We focus exclusively on producing and selling dry pasta. We expect to continue to receive substantially all of our revenues from the wholesale and retail sale of pasta and pasta-related products. In addition, our pasta production equipment is highly specialized and is not adaptable to the production of non-pasta food products. From time to time, consumer preference for pasta and other grain-based foods has been affected by dietary changes which de-emphasize carbohydrates and starches. Because of our product concentration, any decline in consumer demand or preference for dry pasta, or any other factor that adversely affects the pasta market, could have a more significant adverse effect on our business, financial condition and results of operations than on pasta producers that also produce other products.

Cost increases or crop shortages in durum wheat or cost increases in packaging materials could adversely affect us.

         The principal raw material in our products is durum wheat. During fiscal 2002 and 2001, the cost of durum wheat represented in excess of 30% of our total cost of goods sold. Durum wheat is used almost exclusively in pasta production and is a narrowly traded, cash-only commodity crop. We attempt to minimize the effects of durum wheat cost fluctuations through forward purchase contracts with suppliers and agreements with many of our customers that include cost adjustment provisions. Our commodity procurement and pricing practices are intended to reduce the risk of durum wheat cost increases on our profitability, but by doing so we may temporarily affect our ability to benefit from possible durum wheat cost decreases. The supply and price of durum wheat is subject to market conditions and is influenced by several factors beyond our control, including general economic conditions, natural disasters and weather conditions, competition, and governmental programs and regulations. Currently, there is an ongoing investigation by the International Trade Commission (ITC) and the
Department of Commerce on alleged dumping of Canadian durum wheat into the U.S.
market. Preliminary tariffs were established in March and May of 2003 amounting to 12.09%. Final tariff determinations, if any, are expected by Fall 2003. If tariffs are imposed on Canadian durum imports, the supply and cost of durum wheat may be adversely affected. The supply and cost of durum wheat may also be adversely affected by insects and plant diseases. We also rely on the supply of plastic, corrugated and other packaging materials, which fluctuate in price due to market conditions beyond our control. During fiscal 2002 and 2001, the cost of packaging materials represented less than 10% of our total cost of goods sold.

         The costs of durum wheat and packaging materials have varied widely in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. Increases in the cost of durum wheat or packaging materials could have a

material adverse effect on our operating profit and margins unless and until we are able to pass the increased cost along to our customers. Historically, changes in sale prices of our pasta products have lagged changes in our materials costs. Competitive pressures may also limit our ability to raise prices in response to increased raw or packaging material costs. Accordingly, there can be no assurance as to whether, or the extent to which, we will be able to offset durum wheat or packaging material cost increases with increased product prices.

The costs associated with any strategic acquisitions we make may outweigh the benefits we expect to receive from the acquired business or assets.

         Since November 2000, we have completed three significant brand acquisitions for aggregate consideration of approximately $163 million, plus additional, smaller, acquisitions. During the same period, we looked at other acquisition opportunities and we expect to continue doing so in the future. As we complete these acquisitions, we must then integrate the acquired assets or business into our existing operations. This integration process may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. In addition, we could discover undisclosed liabilities resulting from any acquisitions that we may become responsible for. Further, we cannot be certain that the benefits that we anticipate from these acquisitions will develop. For example, we cannot assure you that our acquisition of the
Mueller's(R) pasta brand, the Golden Grain/Mission pasta brand or the seven pasta brands we acquired from Borden Foods or the integration of those brands into our existing business will be successful, will yield the expected benefits to us or will not adversely affect our business.

We may acquire additional pasta brands or other pasta-related businesses, products or processes. If we cannot do so cost-effectively, our business and financial results may be adversely affected.

         Our future growth depends in part on our acquisition of additional pasta brands or other pasta-related businesses, products or processes. There is no assurance that we will be able to find suitable acquisitions available for purchase or that we will be able to make acquisitions at favorable prices. In addition, if we do successfully identify and complete acquisitions in the future, the acquisitions may involve the following risks:

          o    increases in our debt and contingent liabilities;

          o    entering geographic markets in which we have little or no direct prior experience;

          o    unanticipated or undiscovered legal liabilities or other
               obligations of acquired businesses; and

          o    the integration of acquired businesses into our existing business may not be successful.

We may acquire one or more additional complementary businesses other than the production of pasta. Operating more than one type of business presents many significant

risks that could, individually or together, have a material adverse effect on our business and financial results.

         We may expand beyond our current single-product business. To do so, we may acquire an established operating business or we may invest in another complementary business in its early development. Our success in acquiring or investing in other businesses is subject to the following risks:

          o    we do not have a history of operating, and may not be able to successfully operate, another business that has different
               operating dynamics, competition, customers and suppliers from our existing business;

          o    we may not be able to hire and train experienced and dedicated operating personnel; and

          o    our management resources will be placed under additional burdens.

We must manage our production and inventory levels in order to operate cost effectively.

         Most of our customers use, to some extent, inventory management systems that track sales of particular products and rely on reorders being rapidly filled by suppliers to meet consumer demand rather than on large inventories being maintained by retailers. Although these systems reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a portion of the retailer's inventory management cost to the supplier. This results in our carrying extra inventory to meet customers' demands. Our production of excess inventory to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs. In addition, if we underestimate the demand for our products, we may be unable to provide adequate supplies of pasta products to retailers in a timely fashion, and may consequently lose sales.

Because we produce food products, we may be subject to product liability claims and have costs related to product recalls.

         We may need to recall some of our products if they become adulterated or misbranded. We may also be liable if the consumption of any of our products causes injury. Although we have never been involved in a product liability lawsuit, the sale of food products for human consumption involves the risk of injury to consumers as a result of tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, aflatoxin and other agents, or residues introduced during the growing, storage, handling or transportation phases. As a result of these issues, we are subject to U.S. Food & Drug Administration inspection and regulations and we believe our facilities comply in all material respects with all applicable laws and regulations, but there can be no assurance that we will not be subject to claims or lawsuits for injuries related to the consumption of our products. In addition, we often indemnify our customers against product liability claims related to our products and for the costs related to product recalls. We carry insurance against these matters and we believe that we would have claims against our suppliers in situations where their products were the cause of the recall or product liability claims. However, there can be no

                                       10

assurance that our insurance coverage would be adequate or that we would be able to recover against our suppliers. The cost of commercially available insurance has increased significantly and there can be no assurance that such insurance will be available in the future at prices that we can afford. In addition, although we have never incurred significant costs related to any product recalls, because we often indemnify our customers for costs related to product recalls, we could be subject to such expenses and any significant expenses not covered by insurance would negatively impact our operating results. A widespread product recall or a significant product liability judgment against us could cause products to be unavailable for a period of time and a loss of consumer confidence in our food products and could have a material adverse effect on our business.

Our success is dependent on the efforts of several key executives.

         Our operations and prospects depend in large part on the performance of our senior management team. The loss of the services of one or more members of our senior management team could have a material adverse effect on our ability to manage our growth and develop our existing business and could have a material adverse effect on our business, financial condition and results of operations.
No assurance can be given that we would be able to find qualified replacements for any of these individuals if their services were no longer available. We do not currently maintain key person life insurance on any of our key employees. We do, however, have employment agreements with Timothy Webster, Horst Schroeder,
David Watson, David Potter, Warren Schmidgall, Jerry Dear and Walt George.

Our business could be subject to technological obsolescence.

         We believe that one of our current competitive advantages is our state-of-the-art production equipment, which reduces our production costs and provides a cost advantage when compared to production facilities using less advanced equipment. If other pasta producers acquire similar or more advanced equipment that provides greater efficiencies, our current competitive advantage might be diminished or eliminated, potentially causing pressure on profit margins or reducing our market shares. Erosion of this advantage could have a material adverse effect on our business, financial condition and results of operations.

Disruptions in transportation of raw materials or finished products or increases in transportation costs could adversely affect our financial results.

         Durum wheat is shipped to our production facilities in Missouri and
South Carolina directly from North Dakota, Montana and Canada under long-term rail contracts. Under these agreements, we are obligated to transport specified wheat volumes and, in the event we do not, we must reimburse the carrier for certain of its costs. We have always greatly exceeded these volume obligations.
We also have a rail contract to ship semolina, milled and processed at the
Missouri facility, to our South Carolina facility. An extended interruption in our ability to ship durum wheat by railroad to the Missouri or South Carolina plants, or semolina to our South Carolina facility, could cause us to incur significantly higher costs and longer lead times associated with the distribution of our pasta to our customers. If we are unable to provide adequate supplies of pasta products to our customers in a timely fashion due to such delays, we may subsequently lose sales. This could have a material adverse effect on our business, financial

                                       11

condition and results of operations. For example, in 1994 we experienced a significant interruption in railroad shipments due to a railroad strike. While we would attempt to find alternative transportation if we were to experience another interruption due to a strike or other event, such as a natural disaster, there can be no assurance that we would be able to do so in a timely and cost-effective manner.

Our international expansion efforts may not be successful.

         We completed the construction of a pasta-producing facility in Italy in
2000. Prior to opening this plant, we had no experience in operating or distributing products on an international basis. We also do not have the same competitive advantages in these overseas markets that we do in the U.S. We cannot assure you that our international efforts will be successful. We expect to incur significant costs in:

          o    establishing international distribution networks;

          o    complying with local regulations;

          o    overseeing the distribution of products in foreign markets; and

          o    modifying our business and accounting processing system for each international market we enter.

         If our international revenues are inadequate to offset the expense of establishing and maintaining foreign operations, our business and results of operations could be harmed. In addition, there are several risks inherent in doing business on an international level. These risks include:

          o    export and import restrictions;

          o    tariffs and other trade barriers;

          o    difficulties in staffing and managing foreign operations;

          o    fluctuations in currency exchange rates and inflation risks;

          o    seasonal fluctuations in business activity in other parts of the world;

          o    changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

          o    potentially adverse tax consequences; and

          o    difficulty in securing or transporting raw materials or
               transporting finished product.

         Any of these risks could adversely impact the success of our international operations, which could cause our results to fluctuate and our stock price to decline.

                                       12

         During fiscal 2002 less than 10% of our revenues were attributable to our international operations.

Our business requires substantial capital and we carry a significant amount of debt that restricts our operating and financial flexibility.

         Our business requires a substantial capital investment, which we currently finance, and expect to continue to finance, through third-party lenders. As of April 4, 2003, we had approximately $314.7 million aggregate amount of debt outstanding. The amount of debt we carry and the terms of our indebtedness could adversely affect us in several ways, including:

          o    our ability to obtain additional financing in the future for working capital, capital expenditures, and general corporate purposes, including strategic acquisitions, may be impaired;

          o    our ability to use operating cash flow in other areas of our business may be limited because a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness;

          o    the terms of such indebtedness may restrict our ability to pay dividends;

          o    we may be more highly leveraged than many of our competitors, which may place us at a competitive disadvantage; and

          o    the level of debt we carry could restrict our corporate
               activities, including our ability to respond to competitive market conditions, to provide for capital expenditures beyond those permitted by our loan agreements, or to take advantage of acquisition opportunities and grow our business.

         We have used, and may continue to use, interest rate protection agreements covering our variable rate debt to limit our exposure to variable rates. There can be no assurance, however, that we will be able to enter into such agreements or that such agreements will not adversely affect our financial performance.

         In the event that we fail to comply with the covenants in our current or any future loan agreements, there could be an event of default under the applicable instrument, which could in turn cause a cross default to other debt instruments. As a result, all amounts outstanding under our various current or any future debt instruments may become immediately due and payable.

         If interest rates were to significantly increase or if we are unable to generate sufficient cash flow from operations in the future, we may not be able to service our debt and may have to refinance all or a portion of our debt, obtain additional financing or sell assets to repay such debt. We cannot assure you that we will be able to effect such refinancing, additional financing or asset sales on favorable terms or at all.

                                       13

Our competitive position could be adversely impacted if we are unable to protect our intellectual property.

         Our brand trademarks are important to our success and our competitive position. In addition, we have several patents on unique pasta shapes. Our actions to establish and protect our brand trademarks and other proprietary rights may be inadequate to prevent imitation of our products by others.
Moreover, we may face claims by a third party that we violate their intellectual property rights. Any litigation or claims against us, whether or not successful, could result in substantial cost, divert management's time and attention from our core business, and harm our reputation.

Our operations are subject to significant government and environmental laws and regulations.

         We are subject to various laws and regulations administered by federal, state, and other governmental agencies relating to the operation of our production facilities, the production, packaging, labeling and marketing of our products and pollution control, including air emissions. Our production facilities are subject to inspection by the U.S. Food and Drug Administration,
Occupational Safety and Health Administration, and the various state agencies.
Any determination by the FDA or such other agencies that our facilities are not in compliance with applicable regulations could interfere with the continued
manufacture and distribution of the affected products, up to the entire output of the facility or facilities involved, and, in some cases, might also require the recall of previously distributed products. Any such determination could have a material adverse effect on our business, financial condition and results of operations.

         Under environmental laws, we are exposed to liability primarily as an owner and operator of real property, and as such, we may be responsible for the clean-up or other remediation of contaminated property. Environmental laws and regulations can change rapidly and we may become subject to more stringent environmental laws and regulations in the future that may be retroactively applied to earlier events. In addition, compliance with more stringent environmental laws and regulations could involve significant capital investments.

We do not expect to pay dividends in the foreseeable future.

         We anticipate that future earnings will be used principally to support operations and finance the growth of our business. Thus, we do not intend to pay cash dividends on our common stock in the foreseeable future. Payment of dividends is also restricted by provisions in our credit facility. If our lenders permit us to declare dividends, the dividend amounts, if any, will be determined by our board. Our board will consider a number of factors, including our financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors our board may deem relevant.

A write-off of our intangible assets would affect our results of operations and could cause our stock price to decline.

         Our total assets reflect substantial intangible assets. At April 4,
2003, intangible assets totaled $178.5 million compared to $310.1 million of stockholders' equity. The intangibles represent brand and trademarks resulting primarily from our acquisitions of the Mueller's(R) and

                                       14

Golden Grain/Mission brands and the seven pasta brands from Borden Foods. At each balance sheet date, we assess whether there has been an impairment in the value of our intangible assets. If future operating performance of one or more of our acquired brands were to fall significantly below current or expected levels, we could reflect, under current applicable accounting rules, a non-cash charge to operating earnings for impairment of intangible assets. Any determination requiring the write-off of a significant portion of our intangible assets would have a material negative effect on our results of operations and total capitalization. This could cause our stock price to decline. As of April
4, 2003, we have determined that no impairment existed.

Terrorist attacks or acts of war may seriously harm our business.

         Terrorist attacks or acts of war may cause damage or disruption to our
Company, our employees, our facilities, our suppliers or our customers, which could significantly impact our revenues, costs and expenses and financial condition. The terrorist attacks that took place in the United States on
September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The long-term effects on our Company of the September
11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that we currently cannot predict.

                                       15

                                USE OF PROCEEDS

         The selling stockholder is selling all of the shares covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                               SELLING STOCKHOLDER

         On February 27, 2003, we completed the purchase of certain assets from the selling stockholder. These assets included several pasta brands, the trademarks and goodwill associated with each of the brands, and the customer accounts and relationships. Total consideration for the purchased assets consisted of 100,000 shares of common stock and certain future payments contingent upon the future profits of the business acquired.

         To help assure that value of the assets purchased from the selling stockholder is protected and successfully transitioned to us, we have entered into employment agreements with the two shareholders of the selling stockholder.

         The following table lists information with respect to the selling stockholder's ownership of shares of our common stock. Prior to our acquisition of certain assets of the selling stockholder, the selling stockholder did not hold any shares of AIPC, and the selling stockholder does not hold any options to acquire shares of AIPC. This information is based upon information provided by or on behalf of the selling stockholder.

                                 Shares Beneficially Owned                                Shares Beneficially Owned
                                   Prior To The Offering                                     After The Offering
                               ------------------------------                          --------------------------------
                                                                     Number Of
                                                                    Shares Being
           Name                   Number          Percent             Offered             Number            Percent
---------------------------    -------------    -------------     -----------------    --------------    --------------

   Mrs. Leeper's, Inc.           100,000             *                100,000                0                 *

* Less than one percent.

                              PLAN OF DISTRIBUTION

         The selling stockholder may offer its shares of common stock at various times in one or more of the following transactions:

          o    in transactions on the New York Stock Exchange or such other markets on which our common stock may be listed at the time of such sale;

          o    in privately negotiated transactions; or

                                       16

          o    through a combination of these or other methods.

         The selling stockholder may offer its shares of common stock at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices.

         The selling stockholder may use broker-dealers to sell its shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. Brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer to sell the shares under this prospectus.
If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

          o    the name of any such broker-dealers;

          o    the number of shares involved;

          o    the price at which such shares are to be sold;

          o    the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          o    that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as
               supplemented; and

          o    other facts material to the transaction.

                                  LEGAL MATTERS

         Certain legal matters in connection with the common stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two
Pershing Square, 2300 Main Street, Suite 1000, Kansas City, Missouri 64108.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in

                                       17

the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.
You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration
Statement, will also be available to you on the SEC's website. The address of this website is http://www.sec.gov.

         We have filed a Registration Statement on Form S-3 with the SEC to register these shares of our common stock. This prospectus is part of that
Registration Statement and, as permitted by the SEC's rules, does not contain all of the information included in the Registration Statement. For further information about us and this offering, you may refer to the Registration
Statement and its exhibits. You can review and copy the Registration Statement and its exhibits at the public reference room maintained by the SEC or on the
SEC's website described above.

         This prospectus may contain summaries of contracts or other documents.
Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the
Registration Statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information.
We incorporate by reference the following documents as well as any future filing we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934:

          1.   Annual Report on Form 10-K for the fiscal year ended September
               27, 2002, filed with the Commission on December 20, 2002.

          2.   Quarterly Report on Form 10-Q for the quarter ended January 2,
               2003, filed with the Commission on February 18, 2003.

          3.   Quarterly Report on Form 10-Q for the quarter ended April 4,
               2003, filed with the Commission on May 16, 2003, as amended.

          4.   Form 8-K filed on January 6, 2003.

          5.   Form 8-K filed on January 30, 2003.

          6.   Form 8-K filed on May 5, 2003.

                                       18

          7.   The description of our common stock, par value $.001 per share, contained in our Registration Statement on Form 8-A12B, filed with the Commission on September 22, 1997, and including any further amendment or report filed for the purpose of updating such description.

         The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus, at no cost, by writing to us at Investor
Relations, American Italian Pasta Company, 4100 Mulberry Drive, Suite 200,
Kansas City, Missouri 64116 or by telephone at (816) 584-5000.

                                       19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts other than the Commission registration fee are estimates.

Commission registration fee                                    $    350
Legal fees and expenses                                           5,000
Accounting fees and expenses                                      9,000
Transfer agent fees                                                   0
Printing and engraving expenses                                       0
Miscellaneous fees and expenses                                       0
                                                              -----------------

         Total                                                $  14,350
                                                              =================

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

         As permitted by the DGCL, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived any improper personal benefit.

         As permitted by the DGCL, our Certificate of Incorporation and our
Bylaws provide that (1) we shall indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the
DGCL, subject to certain very limited exceptions (including that any person seeking indemnification in connection with all or part of a proceeding initiated by that person shall be indemnified only if the proceeding (or part thereof) was authorized by our board of directors); (2) we shall advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to certain very limited exceptions (including that we will only advance expenses to a director or officer for proceedings or portions of proceedings initiated by that person if the proceeding (or part thereof) was authorized by our board of directors); (3) the rights conferred in our Certificate of
Incorporation and Bylaws are not exclusive; and (4) we may maintain insurance, at our expense, to protect AIPC and any director, officer, employee, or agent of ours or of another entity (or to protect a person serving in

                                       20

any other capacity with us or another entity) against any expenses, liabilities or losses, whether or not we would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. In accordance with
(4), above, we maintain a $10,000,000 public companies directors, officers and corporate liability insurance policy insuring against liability for, among other things, securities law violations.

ITEM 16.  EXHIBITS

4.1      The specimen certificate representing the Company's Class A Convertible
         Common Stock, par value $0.001 per share, which is attached as Exhibit
         4.1 to the Company's registration statement on Form S-1, as amended
         (Commission file no. 333-32827) (the "IPO Registration Statement"), is incorporated by reference herein as Exhibit 4.1.

4.2      The specimen certificate representing the Company's Class B Convertible
         Common Stock, par value $0.001 per share, which is attached as Exhibit
         4.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.2.

4.3      Section 7.1 of the Company's amended and restated Certificate of
         Incorporation, dated October 7,1997, which is attached as Exhibit 3.1 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.3.

4.4      Article II of the Company's amended and restated Bylaws, dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.4.

4.5      Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit
         3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

4.6      Article VII of the Company's amended and restated Bylaws, dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.6.

4.7      Article IX of the Company's amended and restated Bylaws dated October
         7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
         Statement, is incorporated by reference herein as Exhibit 4.7.

4.8      Credit Agreement, dated July 16, 2001, among American Italian Pasta
         Company, Financial Institutions, Firstar Bank, N.A., as Syndication
         Agent, Bank One, NA, as Documentation Agent, Credit Agricole Indosuez,
         Fleet National Bank, Keybank National Association, Cooperative Centrale
         Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch,
         Wachovia Bank, N.A., and Wells Fargo Bank, N.A., as Co-Agents, and Bank
         of America, N.A., as Administrative Agent, Bank of America Securities
         LLC, Sole Lead Arranger and Sole Book Manager, which is attached as
         Exhibit 10.4 to the Company's quarterly report dated August 13, 2001 on
         Form 10-Q (Commission File No. 001-13403), is incorporated by reference herein as Exhibit 4.8.

                                       21

4.9      First Amendment to the Credit Agreement, dated December 12, 2002, among
         American Italian Pasta Company, various financial institutions and Bank of America, N.A. as administrative agent, which is attached as Exhibit
         4.2 to the Company's quarterly report dated January 3, 2003 on Form
         10-Q, is incorporated by reference herein as Exhibit 4.9

4.10     Shareholders Rights Agreement, dated December 3, 1998, between American
         Italian Pasta Company and UMB Bank, N.A. as Rights Agent, which is attached as Exhibit 1 to the Company's Registration Statement dated
         December 14, 1998 on Form 8-A12B (Commission File No. 001-13403), is
         incorporated by reference herein as Exhibit 4.10.

4.11     Certificate and First Amendment to Rights Agreement, which is attached as Exhibit 4 to the Company's Form 8-K filed on January 6, 2003, is incorporated by reference herein as Exhibit 4.11.

5        Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1     Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2     Consent of Ernst & Young LLP, Independent Auditors.

24       Powers of Attorney (included in the signature page to the Registration
         Statement).

                                       22

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the
          Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
          "Calculation of Registration Fee" table in the effective Registration
          Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
          Statement or any material change to such information in the
          Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the
Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act
of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the
Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing

                                       23

provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       24

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 16, 2003.

                                    AMERICAN ITALIAN PASTA COMPANY

                                    By:   /s/ Timothy Webster
                                         ---------------------------------------
                                           Timothy S. Webster
                                           President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby severally constitute and appoint Timothy S. Webster and Warren B. Schmidgall, and each of them singly, with full power of substitution and resubstitution, as his or her true and lawful attorneys with full power to them, and each of them singly, to sign for the undersigned and in the names of the undersigned in the capacities indicated below, any and all amendments to this Registration
Statement on Form S-3, and generally to do all such things in the names of the undersigned and in their capacities as indicated below to enable American
Italian Pasta Company to comply with the provisions of the Securities Act of
1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming the signatures of the undersigned as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                    Title                          Date
               ---------                                    -----                          ----

/s/Horst W. Schroeder                    Chairman of the Board of Directors            June 16, 2003
----------------------------------------
Horst W. Schroeder

/s/Timothy S. Webster                    President, Chief Executive Officer and        June 16, 2003
---------------------------------------- Director (Principal Executive Officer)
Timothy S. Webster

/s/Warren B. Schmidgall                  Executive Vice President-Chief Financial      June 16, 2003
---------------------------------------- Officer, (Principal Financial and
Warren B. Schmidgall                     Accounting Officer)

/s/Robert H. Niehaus                     Director                                      June 16, 2003
----------------------------------------
Robert H. Niehaus

                                       25

/s/Richard C. Thompson                   Director                                      June 16, 2003
----------------------------------------
Richard C. Thompson

/s/Jonathan E. Baum                      Director                                      June 16, 2003
----------------------------------------
Jonathan E. Baum

/s/Tim M. Pollak                         Director                                      June 16, 2003
----------------------------------------
Tim M. Pollak

/s/Mark C. Demetree                      Director                                      June 16, 2003
----------------------------------------
Mark C. Demetree

/s/William R. Patterson                  Director                                      June 16, 2003
----------------------------------------
William R. Patterson

/s/James A. Heeter                       Director                                      June 16, 2003
----------------------------------------
James A. Heeter

/s/Terence C. O'Brien                    Director                                      June 16, 2003
----------------------------------------
Terence C. O'Brien

                                       26

                                Index to Exhibits
                                -----------------

Exhibit   Description of Exhibit
Number    Filed herewith:
------    ---------------

4.1       The specimen certificate representing the Company's Class A
          Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.1 to the Company's registration statement on
          Form S-1, as amended (Commission file no. 333-32827) (the "IPO
          Registration Statement"), is incorporated by reference herein as
          Exhibit 4.1.

4.2       The specimen certificate representing the Company's Class B
          Convertible Common Stock, par value $0.001 per share, which is attached as Exhibit 4.2 to the IPO Registration Statement, is
          incorporated by reference herein as Exhibit 4.2.

4.3       Section 7.1 of the Company's amended and restated Certificate of
          Incorporation, dated October 7,1997, which is attached as Exhibit 3.1 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.3.

4.4       Article II of the Company's amended and restated Bylaws, dated October
          7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
          Statement, is incorporated by reference herein as Exhibit 4.4.

4.5       Sections 1, 2, 3, 4 of Article III of the Company's amended and restated Bylaws, dated October 7, 1997, which is attached as Exhibit
          3.2 to the IPO Registration Statement, is incorporated by reference herein as Exhibit 4.5.

4.6       Article VII of the Company's amended and restated Bylaws, dated
          October 7, 1997, which is attached as Exhibit 3.2 to the IPO
          Registration Statement, is incorporated by reference herein as Exhibit
          4.6.

4.7       Article IX of the Company's amended and restated Bylaws dated October
          7, 1997, which is attached as Exhibit 3.2 to the IPO Registration
          Statement, is incorporated by reference herein as Exhibit 4.7.

4.8       Credit Agreement, dated July 16, 2001, among American Italian Pasta
          Company, Financial Institutions, Firstar Bank, N.A., as Syndication
          Agent, Bank One, NA, as Documentation Agent, Credit Agricole Indosuez,
          Fleet National Bank, Keybank National Association, Cooperative
          Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New
          York Branch, Wachovia Bank, N.A., and Wells Fargo Bank, N.A., as
          Co-Agents, and Bank of America, N.A., as Administrative Agent, Bank of
          America Securities LLC, Sole Lead Arranger and Sole Book Manager,
          which is attached as Exhibit 10.4 to the Company's quarterly report dated August 13, 2001 on Form 10-Q (Commission File No. 001-13403), is
          incorporated by reference herein as Exhibit 4.8.

4.9       First Amendment to the Credit Agreement, dated December 12, 2002, among American Italian Pasta Company, various financial institutions and Bank of

          America, N.A. as administrative agent, which is attached as Exhibit
          4.2 to the Company's quarterly report dated January 3, 2003 on Form
          10-Q, is incorporated by reference herein as Exhibit 4.9

4.10      Shareholders Rights Agreement, dated December 3, 1998, between
          American Italian Pasta Company and UMB Bank, N.A. as Rights Agent,
          which is attached as Exhibit 1 to the Company's Registration Statement
          dated December 14, 1998 on Form 8-A12B (Commission File No.
          001-13403), is incorporated by reference herein as Exhibit 4.10.

4.11      Certificate and First Amendment to Rights Agreement, which is attached as Exhibit 4 to the Company's Form 8-K filed on January 6, 2003, is incorporated by reference herein as Exhibit 4.11.

5         Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1      Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2      Consent of Ernst & Young LLP, Independent Auditors.

24        Powers of Attorney (included in the signature page to the Registration
          Statement).